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                                                                   EXHIBIT 99.10


                          [CONSENT OF MORGAN STANLEY]



May 14, 2002


The Board of Directors
Comcast Corporation
1500 Market Street
Philadelphia, PA 19102-2148

Members of the Board of Directors:


We hereby consent to the use in the Registration Statement of AT&T Comcast Corporation on Amendment No. 3 to Form S-4 and in the joint proxy statement/prospectus of Comcast Corporation and AT&T Corp., which is part of the Registration Statement, of our opinion dated December 19, 2001 appearing as Annex G to such joint proxy statement/prospectus, to the description therein of such opinion and to the references to our name contained therein under the headings captions "CHAPTER ONE - SUMMARY AND OVERVIEW OF THE TRANSACTIONS - SUMMARY - THE AT&T COMCAST TRANSACTION - Opinions of Financial Advisors - Opinions of Comcast's Financial Advisors", "CHAPTER TWO - THE AT&T COMCAST TRANSACTION - Background of the AT&T Comcast Transaction", "CHAPTER TWO - THE AT&T COMCAST TRANSACTION - Comcast's Reasons for the AT&T Comcast Transaction" and "CHAPTER FOUR - OPINIONS OF FINANCIAL ADVISORS - OPINIONS OF COMCAST'S FINANCIAL ADVISORS". In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.


                              MORGAN STANLEY & CO.
                              INCORPORATED

                              By: /s/ Paul J. Taubman
                                 ---------------------
                                 Paul J. Taubman
                                 Managing Director